Exhibit 10.3

                              NIKE, INC.

                   RESTRICTED STOCK BONUS AGREEMENT


     This Agreement is entered into as of _______, 200_, between NIKE, Inc., an Oregon corporation (the "Company"), and _____________ (the "Recipient").

     The Company has awarded a restricted stock bonus to the Recipient pursuant to paragraph 7 of the Company's 1990 Stock Incentive Plan (the "Plan") and Recipient desires to accept the award subject to the terms and conditions of this agreement.

      NOW, THEREFORE, the parties agree as follows:

1. Award of Restricted Stock Bonus. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient _______ shares of Class B Common Stock of the Company (the "Restricted Shares"). The Restricted Shares are subject to forfeiture to the Company as set forth in Section 2 below.

2. Forfeiture Restriction. If the Recipient ceases to be employed by the Company for any reason or for no reason, with or without cause, other than death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), any unvested Restricted Shares shall be forfeited to the Company. All of the Restricted Shares shall initially be unvested, and shall vest with respect to _________ of the total Restricted Shares on each of the anniversaries of the date of this Agreement or, if earlier, upon the occurrence of a Special Acceleration (as defined in Section 11 of the Plan). If the Recipient ceases to be employed by the Company as a result of death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), all of the Restricted Shares shall immediately vest. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient's services at any time for any reason, with or without cause.


3. Restriction on Transfer. The Recipient shall not sell, assign, pledge, or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise. Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 3 shall be null and void.

4. Tax Withholding. Recipient acknowledges that, at the time any portion of the Restricted Shares vests, the value of such vested Restricted Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount. Promptly following vesting, the Company will notify Recipient of the required withholding amount. Within 10 days of such notice, Recipient shall pay to the Company the required withholding amount by surrendering to the Company for cancellation vested Restricted Shares or other shares of Class B Common Stock valued at the closing market price for the Class B Common Stock on the last trading day preceding the date of Recipient's election to surrender such shares.

5. Rights as Shareholder; Dividends. Upon the execution and delivery of this Agreement, the award of the Restricted Shares shall be completed and, except as limited by this Agreement, the Recipient shall be the owner of the Restricted Shares with all rights of a shareholder, including the right to vote the Restricted Shares and to receive ordinary dividends payable with respect to the Restricted Shares from the date of this Agreement. Until the Restricted Shares become vested, they will not be treated as issued shares for federal income tax purposes and dividends paid to the Recipient with respect to the Restricted Shares will be treated for federal income tax purposes as additional compensation subject to applicable withholding.

6. Stock Certificate. To secure the rights of the Company under Sections 2 and 4, the Company will retain the certificate or certificates representing the Restricted Shares. Upon any forfeiture of the Restricted Shares covered by this Agreement, the Company shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by the Recipient. Upon any failure of the Recipient to pay required withholding under Section 4, the Company shall have the right to cancel vested Restricted Shares with a value equal to the required withholding amount without any further action by the Recipient. After Restricted Shares have vested and all required withholding has been paid to the Company in connection with such vesting, the Company shall deliver a certificate for the vested Restricted Shares to the Recipient.

7. Additional Company Shares. If, prior to vesting of Restricted Shares, the outstanding Class B Common Stock is increased as a result of a stock dividend or stock split, the restrictions and other provisions of this Agreement shall apply to any such additional shares of Class B Common Stock which are issued in respect of the Restricted Shares to the same extent as such restrictions and other provisions apply to the Restricted Shares.

8. Restrictive Legends. Stock certificates for shares issued under this Agreement may bear the following legends:

            The shares represented by this certificate are subject to a Restricted Stock Bonus Agreement between the registered owner and NIKE, Inc. which restricts the transferability of the shares. A copy of the agreement is on file with the Secretary of NIKE, Inc.

9.     Miscellaneous.

     9.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and the Recipient.

     9.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company,
Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of Recipient in the Company's records, or at such other address as such party may designate by ten (10) days' advance written notice to the other party.

     9.3 Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company's successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient's heirs, executors, administrators, successors and assigns.

     9.4 Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

     9.5 Applicable Law; Attorney Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorney fees to be set by the trial court and, upon any appeal, the appellate court.

     9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NIKE, Inc.                                 RECIPIENT


By:_______________________                 ___________________________